Exhibit 99.1

PRESS RELEASE

UNITED COMMUNITY BANCORP UPDATES STATUS OF OFFERING

Lawrenceburg, Indiana – December 28, 2012 – United Community Bancorp (Nasdaq: “UCBA”) (the “Company”) announced today that United Community Bancorp, the proposed successor holding company to the Company in connection with the Company’s pending conversion from mutual holding company to stock holding company form (“new United Community”), has completed its resolicitation of initial subscribers in the subscription and community offerings required as a result of the previously announced increase in the maximum purchase limitations in the offering. Following the resolicitation, new United Community had orders for approximately 2.6 million shares. In order to complete the offering, new United Community Bancorp must sell a minimum of 2,966,787 shares.

The Board of Directors has determined to extend the community offering and solicit additional purchasers in order to complete the offering. The community offering may be terminated at any time in the Company’s sole discretion and the Company currently anticipates that the offering will be completed today. The Company retains the right to accept or reject, in whole or in part, in its sole discretion, orders received in the community offering.

The closing of the conversion and offering remains subject to the satisfaction of customary closing conditions. The offering is expected to close at no higher than the midpoint of the offering range.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. United Community Bank currently operates eight offices in Dearborn County and Ripley County, Indiana.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and United Community Bank are engaged.

Investors are able to obtain all documents filed with the SEC by new United Community Bancorp free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by new United Community Bancorp are available free of charge from the Company’s Corporate Secretary at 92 Walnut Street, Lawrenceburg, Indiana 47025, telephone (812) 537-4822.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of new United Community Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Contact:	United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822